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                                                                    EXHIBIT 11


            UNIVERSAL POWER PRODUCTS COMPANY, L.L.C.

                      AMENDED AND RESTATED
                       OPERATING AGREEMENT


      THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is
entered into as of the      day of              , 199  , by and among Public
Service Company of Oklahoma, an Oklahoma corporation ("PSO"), Richard H. Smith, a natural person ("Smith"), Dennis J. Loudermilk, a natural person ("Loudermilk"), and RIKA Management Company, L.L.C., and Oklahoma limited liability company ("Management"), collectively referred to herein as the "Members" of Universal Power Products Company, L.L.C., an Oklahoma limited liability company (the "Company"), and supersedes all prior operating agreements of the Company. In consideration of the mutual covenants and conditions hereinafter set forth, the Members hereby agree that the terms of the Operating Agreement governing the Company shall be as follows:

                            ARTICLE I

                     Organizational Matters

      1.01 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act (as hereinafter defined). The rights and obligations of the Members, the Manager designated herein, and the affairs of the Company, shall be governed first by the mandatory provisions of the Act, second by the Company's Articles of Organization, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

      1.02 Name. The name of the Company shall be "Universal Power Products Company, L.L.C." The company shall conduct its business under the tradename "Relay Concepts."

      1.03 Principal Office. The principal office of the Company in the State of Oklahoma shall be located at 6130 South Memorial, Tulsa, Oklahoma 74137. The name and address of the resident agent of the Company is Richard
H. Smith, 11708 S. Canton, Tulsa, Oklahoma 74137. The Company may also maintain offices at such other place or places as the Managers deem advisable.

      1.04 Term. The Company commenced upon the filing for record of the Company's Articles of Organization with the Oklahoma Secretary of State on the
    day of              , 199__, and shall continue until 12:00 midnight,
December 31, 2015, unless sooner terminated as herein provided.

                           ARTICLE II

                           Definitions

      2.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

      "Act" means the Oklahoma Limited Liability Company Act, 18 Okla. Stat. Sec. 2000 et seq. (Supp. 1993), as it may be amended from time to time, and any successor to such act.

      "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of "Affiliate," the term "control" means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of ten percent (10%) or more in the entity.

      "Agreement" means this Operating Agreement, as it may be amended or supplemented from time to time.

      "Articles of Organization" means the articles of organization, as amended from time to time, filed by the Company under the Act.

      "Assignee" means a Person to whom one or more Units have been transferred, by transfer or assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

      "Business Day" means Monday through Friday of each week, except legal holidays recognized as such by the Government of the United States or the State of Oklahoma.

      "Capital Account" means each capital account maintained for a Member pursuant to Section 4.03.

      "Capital Contributions" means the sum of the total amount of cash and the total value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

      "Capital Gain" means the Company's allocable share of gain from the disposition by the Company of a capital asset as defined in the Code (including any portion of such gain treated as ordinary income).

      "Cash Available for Distribution" means, with respect to any period, all cash receipts and funds received by the Company (except for Capital Contributions) minus (i) all cash expenditures and (ii) the Company's cash management fund representing working capital or other reserves.

      "Code" means the Internal Revenue Code of 1986, as amended, as in effect from time to time.

      "Company" means the limited liability company formed by the filing of the Company's Articles of Organization with the Oklahoma Secretary of State.

      "Company Property" means all property owned, leased or acquired by the Company from time to time.

      "Disqualified Member" has the meaning specified in Section 12.01.

      "Event of Default" shall have the meaning ascribed to it in the Member Agreement.

      "Event of Dissolution" has the meaning specified in Section 12.01.

      "Income" and "Loss" mean an amount equal to the Company's taxable income or loss as determined for federal income tax purposes with the following adjustments:

            (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such Income or Loss;

            (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section
1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss, shall be subtracted from such Income or Loss; and

            (c) Upon the deemed or actual distribution of property by the Company to a Member, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as having been recognized by the Company for federal income tax purposes.

      "Majority Vote of the Members" means the affirmative vote of the holders of a majority of the Voting Rights held by the Members.

      "Managers" means the Persons designated pursuant to Article VI.

      "Mandatory provisions of the Act" means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

      "Member" means any person signing this Agreement as a Member of the Company.

      "Member Agreement" means that certain agreement between PSO, Smith, Loudermilk, and others, of even date herewith.

      "Outstanding" means the number of Units issued by the Company as shown on the Company's books and records. The term does not include any authorized Units not issued by the Company or any Units issued but subsequently reacquired by the Company and held in the Company's treasury.

      "Person" means a natural person, partnership, trust, estate, association or domestic or foreign limited partnership, limited liability company, or corporation.

      "R&D Agreement" means that certain PSO Specific Software Application and
Development Agreement between PSO and Management, dated               , 1995.

      "Record Holder" means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular Business Day.

      "Substitute Member" means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 11.01 in place of and with all the rights of a Member.

      "Tax Matters Partner" means the Member designated pursuant to Section
9.02.

      "Unit" means a Unit representing an interest in the capital of the Company.

      "Voting Rights" has the meaning specified in Section 7.02.

                           ARTICLE III

                             Purpose

      3.01 Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. Such acts or activities may include, but shall not be limited to, acquiring, operating and maintaining real and personal properties in the United States and foreign countries. In transacting such business, the Company may:

            (a) acquire an ownership, working, royalty or other interest in stocks, real estate and other properties, either alone or in conjunction with other parties;

            (b) dispose of, rent, lease, transfer, encumber or otherwise utilize Company assets used in connection with Company operations as the Managers deem advisable;

            (c) employ such personnel and obtain such legal, accounting, and other professional services and advice as the Managers may deem advisable in the course of the Company's operations under this Agreement;

            (d) pay all ad valorem taxes levied or assessed against the Company's assets, and all other taxes (other than income taxes) directly relating to operations conducted under this Agreement;

            (e) execute all contracts, agreements, documents, or instruments of any kind as may be appropriate for carrying out the purposes of the Company;

            (f) procure and maintain in force such insurance, including public liability, automotive liability, worker's compensation, and employer's liability insurance, as may be prudent to protect the Company against liability for loss and damages which may be occasioned by the activities to be engaged in by the Company;

            (g) purchase and establish inventories of equipment and material required or expected to be required in connection with the Company's operations;

            (h) contract or enter into agreements for the performance of services and the purchase and sale of material, equipment, supplies, and property, both real and personal;

            (i) conduct operations either alone or as a joint venturer, co-tenant, partner, or in any other manner of participation with any Member or third parties and to enter into agreements and contracts setting forth the terms and provisions of such participation;

            (j) borrow money from any Person, including, without limitation, banks, other lending institutions, and Members, for Company purposes and pledge Company Property for the repayment of such loans;

            (k) sell, relinquish, release, abandon, or otherwise dispose of Company assets, including undeveloped, productive, and condemned properties, in accordance with other provisions herein; and

            (l) perform any and all other acts or activities customary or incident to conducting the above Company operations.


                           ARTICLE IV

                      Capital Contributions

      4.01 Authorized Units. The Company shall have the authority to issue an aggregate of one hundred (100) Units.

      4.02  Capital Contributions.

            (a) Smith, Loudermilk, and Management hereby surrender their respective membership interests in the Company in exchange for fifty-two (52) Units, of which nineteen (19) Units are hereby issued to Smith, twenty-eight
(28) Units are hereby issued to Loudermilk, and five (5) Units are hereby issued to Management. Upon the issuance of Units to PSO pursuant to Section 4.02(b), the Units held by Smith, Loudermilk, and Management shall in the aggregate constitute 52% of the Outstanding Units of the Company.

            (b) For good and valuable consideration, the receipt of which is hereby acknowledged by the Company, PSO is hereby issued forty-eight (48) Units, constituting 48% of the Outstanding Units of the Company.

      4.03  Capital Accounts.

            (a) The Company shall maintain for each Member a separate Capital Account. The term "Capital Account" shall mean as to any Member and as to any Units held by that Member the amount of the initial Capital Contribution attributable to the Units held by that Member, which amount shall be (i) increased by subsequent Capital Contributions by such Member, and Capital Gain and Income allocated to such Member pursuant to Section 5.02, (ii) decreased by distributions to such Member pursuant to Section 5.01 and Losses allocated to such Member pursuant to Section 5.02, and (iii) further adjusted as required by Section 704 of the Code, the Treasury Regulations issued hereunder, and any other applicable provisions of the Code or Treasury Regulations. Distributions shall be debited to Capital Accounts in the year containing the record date for such distribution.

            (b) It is not currently anticipated that the Company will receive any Capital Contributions in any form other than cash. In the event any in-kind contributions or contributions in the form of services are ever made, the Capital Account of the contributing Member shall be increased by the fair market value of the property or services contributed by such Member.

            (c) The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Treasury Regulations issued under Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with those regulations. Such regulations contain additional rules governing maintenance of capital accounts that have not been addressed in this Agreement.

            (d) An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred. However, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company Property shall be deemed to have been distributed immediately after such transfer in liquidation of the Company to the Members (including the transferee of a Unit) pursuant to Section 12.02 and recontributed by such Members in reconstitution of the Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 4.03.

            (e) The Capital Accounts shall be maintained to comply with Treasury Regulations issued under Section 704 of the Code, and shall be revalued and adjusted at such times as may be permitted or required by Treasury Regulations issued pursuant to Section 704 of the Code. All allocations of gain resulting from such revaluation shall be made consistently with those applicable Treasury Regulations, and to the extent not inconsistent therewith, the Income allocation provisions of Section 5.02 hereof.

      4.04 Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member's Capital Account or on any other funds distributed or distributable under this Agreement.

      4.05 No Withdrawal. Except as otherwise required under any mandatory provisions of the Act, no Member shall without the written consent of all remaining Members of the Company have (i) any right to resign voluntarily or otherwise to withdraw from the Company, or (ii) any right to the withdrawal or reduction of any part of his Capital Contribution.

      4.06 Loans. Loans by a Member to the Company shall not be considered Capital Contributions. The Company may not make loans to any Member or any Affiliate of any Member without a Majority Vote of the Members.


                            ARTICLE V

                  Allocations and Distributions

      5.01 Distribution of Cash Available for Distribution. Distributions of all Cash Available for Distribution shall be made as determined by a Majority Vote of the Members. Any distribution of property shall be treated as a distribution of cash in the amount of the fair market value of such property. Distribution shall be made to the Members by the Company pro rata, according to the number of Units held by each, with all Outstanding Units being treated alike.

      5.02  Allocation of Income and Loss.

            (a) All items of income, gain, loss, deduction or credit shall be allocated to all Members and Assignees in accordance with their respective Units in the Company. All outstanding Units shall be treated equally.

            (b) Notwithstanding anything to the contrary in this Section 5.02, if there is a net decrease in "minimum gain" (within the meaning of Treasury Regulations Section 1.704-2(d) and (g) during a fiscal year, all Members with a deficit balance in their Capital Accounts at the end of that year (excluding items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6) shall be allocated, before any other allocations of such items for such fiscal year, items of Income and gain for such year (and if necessary, subsequent years), in an amount and in the proportions necessary to eliminate such deficits as quickly as possible. The foregoing sentence is intended to be a "minimum gain charge back" provision as described in Treasury Regulations Section 1.704-2(f), and shall be interpreted and applied in all respects in accordance with that regulation.

            (c) If during any fiscal year of the Company, any Member unexpectedly receives an adjustment, allocation, or distribution of the type described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5), or (6), that Member shall be allocated items of Income (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate that Member's deficit Capital Account balance as quickly as possible.

            (d) Under regulations prescribed by the Secretary of the Treasury pursuant to Section 704(c) of the Code, items of Capital Gain, Income and Loss with respect to property contributed to the Company by a Member shall be shared among Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members shall have the power to make such elections, adopt such conventions, and allocate Capital Gain, Income and Loss as each of them deems appropriate to comply with Section 704(c) of the Code and any Treasury Regulations promulgated thereunder and to preserve, to the extent possible, uniformity of the Units. Any item allocated under this Section 5.02(d) shall not be debited or credited to a Member's Capital Account to the extent that such item is already taken into account (upon formation or otherwise) in determining such Member's Capital Account.

            (e) Whenever a Member's interest in the Company changes, such Member's distributive share of income, gain, loss, deduction or credit of the Company shall be determined in accordance with Section 706(d) of the Code and allocated on a daily basis. The Members may revise, alter, or otherwise modify the method of allocation as they determine necessary to comply with
Section 706(d) of the Code and regulations or rulings promulgated thereunder.

            (f) If, and to the extent that, any Member is deemed to recognize income pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code as a result of any transaction between the Member and the Company, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who recognizes such income.

            (g) All tax credits for federal or state income tax purposes shall be allocated in the same manner as Income.


                           ARTICLE VI

              Management and Operation of Business

      6.01. Managers. Management of the Company shall be vested in two (2) Managers, who shall be elected by Majority Vote of the Members at any annual or special meeting called for that purpose.

      6.02. Authority of Managers. Any Person serving as Manager may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Agreement, except such powers as are by statute, by the Articles of Organization or by this Agreement vested solely in the Members.

      6.03. Restrictions on Managers. Notwithstanding any other provision hereof, unless and until there shall have occurred an Event of Default, no Manager shall have the authority to cause the Company to do or commit to do any of the following acts, without the prior unanimous written consent of the specific act by the Members; however, upon the occurrence of an Event of Default, each Manager shall have the authority to cause the Company to do or commit to do such acts upon the Majority Vote of the Members:

            (a)  Borrow money in excess of $10,000;

            (b) Sell any assets of the Company (or assets, in related transactions) having a fair market value over $10,000;

            (c) Enter into any contract involving an anticipated total expenditure of over $10,000;

            (d) Do any act which would make it impossible to carry on the ordinary business of the Company;

            (e)  Compromise any claim over $10,000;

            (f)  Admit a Person as a Member;

            (g) Knowingly perform any act that would subject a Member to personal liability;

            (h)  Amend the Articles of Organization; or

            (i)  Approve any business plan of the Company.

      6.04. Outside Activities. The Members and Managers their respective Affiliates have business interests and engage in business activities in addition to those relating to the Company. No provision of this Agreement shall be deemed to prohibit the Members, the Managers or their respective Affiliates from conducting such businesses and activities, provided they are not in direct competition with the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship contemplated herein in any non-competing business ventures of any other Member or the Affiliates of such Member.

      6.05. Limitation on Liability of Managers. No Person serving as Manager shall be liable to the Company for monetary damages for breach of fiduciary duty as a Manager; provided, however, that nothing contained herein shall eliminate or limit the liability of such Person (i) for any breach of the Manager's duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and, (iii) for any transaction from which the Manager derived an improper personal benefit.


                           ARTICLE VII

              Rights and Obligations of the Members

      7.01 Limitation of Liability. Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, a Member shall not be personally liable for any debts, liabilities, or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member's share of the assets and undistributed profits of the Company.

      7.02 Voting Rights. Action requiring a vote of the Members may be taken by a Majority Vote of the Members. Unless and until there shall have occurred an Event of Default, PSO shall hold 4% of all Voting Rights, Smith shall hold 45 1/2%, Loudermilk shall hold 45 1/2%, and Management shall hold 5%. Upon the occurrence of an Event of Default, Management shall hold 100% of all Voting Rights, and PSO, Smith and Loudermilk will hold no Voting Rights.

      7.03  Indemnification.

            (a) To the maximum extent permitted by law, the Company shall indemnify and hold harmless the Managers, all Members, their respective Affiliates, and the employees and agents of the Company (each, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Manager or Member of the Company or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company, provided, (i) the Indemnitee's conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of this Agreement,
(iii) the Indemnitee acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee's authority and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

            (b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.03 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section 7.03.

            (c) Indemnification provided by this Section 7.03 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

            (d) The Company may purchase and maintain insurance, at the Company's expense, on behalf of any Indemnities against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.


                          ARTICLE VIII

                 Books, Records, and Accounting

      8.01 Books and Records. Appropriate books and records with respect to the Company's business shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Members. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. Each Member shall have the right upon demand and at such Member's own expense to inspect and copy any of the Company's books and records and obtain such other information regarding the affairs of the Company.

      8.02 Accounting. The books of the Company for regulatory and financial reporting purposes shall be maintained on cash basis of accounting. The Company books for purposes of maintaining and determining Capital Accounts shall be maintained in accordance with the provisions of this Agreement,
Section 704 of the Code and, to the extent not inconsistent therewith, the principles described above for financial reporting and regulatory purposes. Comparisons of budgeted income and expenses to actual income and expenses of the Company shall be on the accrual basis of accounting.

      8.03 Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by Majority Vote of the Members.




                           ARTICLE IX

                           Tax Matters

      9.01 Taxable year. The taxable year of the Company shall be the calendar year, unless otherwise determined by Majority Vote of the Members.

      9.02  Tax Controversies.  The "Tax Matters Partner" (as defined in
Section 6231(a)(7) of the Code) shall be determined by a Majority Vote of the Members, and shall be authorized and required to represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.


      9.03 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                            ARTICLE X

                        Transfer of Units

      10.01.  Transfer.

            (a) The term "transfer," when used in this Article X with respect to a Unit, shall be deemed to refer to a transaction by which the Member assigns all or a portion of its Units, or any interest therein, to another Person, or by which the holder of a Unit assigns the Unit to another Person as Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange, or any other disposition.

            (b) No Units shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Units not made in accordance with this
Article X shall be null and void. If for any reason any such transfer is not null and void, then the Assignee shall not be a Substitute Member, and shall have no right to participate in Company's affairs as a Member thereof, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled at the time said transferring Member would be entitled to receive the same.

      10.02.  Transfer of Units by a Member.

            (a) No Units may be transferred by a Member unless the following conditions are first satisfied:

                 (i) A Majority Vote of Members approving the transfer has been obtained, such approval to be evidenced by a written instrument, dated and signed by the Members; provided, however, no such approval shall be required with respect to any transfer of Units by PSO to its parent corporation, Central and South West Corporation, or any direct or indirect subsidiary of such parent corporation;

                 (ii) The transferee and each Member execute and file all documents necessary for the transferee to be a Substitute Member and be bound by the terms hereof and such transferee is admitted as a Substitute Member; and

                 (iii) The Company receives an Opinion of Counsel that such transfer would not materially adversely affect the classification of the Company as a partnership for federal and (as applicable) state income tax purposes.

            (b) The transfer restrictions on Company Units shall be conspicuously noted in an appropriate legend on any Unit certificates issued.

            (c) In no event shall any Unit be transferred to a minor or any incompetent except by will or intestate succession.

            (d) The Company need not recognize, for any purpose, any transfer of all or any fraction of a Unit unless there shall have been filed with the Company and recorded on the Company's books a duly executed and acknowledged counterpart of the instrument of assignment and such instrument evidences the written acceptance by the Assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations.

            (e) Any holder of a Unit (including a transferee thereof) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment thereof, whether or not such holder in fact has executed such an express acknowledgment.

      10.03. Restrictions on Transfer. Notwithstanding the other provisions of this Article X, no transfer of any Unit of any Member shall be made if the transfer (i) would violate applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the transfer, (ii) would materially adversely affect the classification of the Company as a partnership for federal or (as applicable) state income tax purposes, or (iii) would affect the Company's qualification as a limited liability company under the Act.

      10.04. Issuance of Certificates. The Company may issue one or more Certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article X, the Company shall, if certificates have been issued, issue replacement Certificates. All Certificates shall contain legends required by this Agreement or otherwise required by law.

      10.05. Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit that a previously issued Certificate has been lost, stolen, or destroyed; (ii) requests the issuance of a new Certificate before the Company has notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (iii) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.


                           ARTICLE XI

         Admission of Substitute and Additional Members

      11.01.  Admission of Substitute Members.

            (a)  Upon a transfer of a Unit by a Member in accordance with
Article X (but not otherwise), the transferor shall have the power to give, and by transfer of any Certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. An Assignee of a Certificate representing a Unit shall not become a Substitute Member with respect to the transferred Unit (whether or not such transferee is then a Member or Substitute Member with respect to other previously acquired Units) unless and until all of the following conditions are satisfied:

            (i) The instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor's interest as a Substitute Member in his place;

            (ii) The assignor and Assignee shall have fulfilled all other requirements of this Agreement;

            (iii) The Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his substitution as a Member; and

            (iv) The Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in its sole and absolute discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission; provided, no such approval shall be required with respect to any transfer by PSO to its parent corporation, Central and South West Corporation, or any direct or indirect subsidiary of such parent corporation.

            (b) The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of his Units with respect to which it had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article X and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to he Company as a Substitute Member).

      11.02. Admission of Additional Members. Except as otherwise provided in Section 6.03, additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a Majority Vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and outstanding before the issuance of the new Units, together with such Member's proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights.


                           ARTICLE XII

                   Dissolution and Liquidation

      12.01 Disqualification of Member. Upon the death, incapacity, resignation, expulsion, bankruptcy or dissolution of a Member (such Member being hereinafter sometimes referred to as a "Disqualified Member"), or the occurrence of any other event which terminates the continued membership of a Member in the Company (any of such events being referred to herein as an "Event of Dissolution"), the Company shall dissolve and its affairs shall be wound up; provided, however, it is agreed that without the consent of all other Members, no Member may voluntarily resign from the Company until after the second anniversary of the date of this Agreement. The Company shall thereafter conduct only activities necessary to wind up its affairs, unless there is at least one (1) remaining Member and within sixty (60) days after the occurrence of an Event of Dissolution, all the remaining Members unanimously agree to continue the Company. If any election to continue the Company is made, then:

            (a) The remaining Members may elect, within thirty (30) days of the decision to continue the Company, to purchase the Disqualified Member's Units upon such terms and conditions as the remaining Members and the Disqualified Member or the legal representative of the Disqualified Member, may agree. In the event the remaining Members and the Disqualified Member (or such legal representative) do not agree upon terms and conditions for a purchase of the Units of the Disqualified Member,the remaining Members shall have an option (to be exercised within sixty (60) days after the occurrence of the Event of Dissolution, by giving notice to the Disqualified Member, or such legal representative) to purchase the Units for a cash purchase price determined by the value of the Capital Account of the Disqualified Member, as of the end of the calendar month preceding the occurrence of the Event of Dissolution, adjusted as if all Company Property were sold at fair market value, and all liabilities of the Company were paid and the Company was liquidated in accordance with the provisions of Section 12.02.

            (b) The Company shall continue until the expiration of the term for which it was formed or until the occurrence of another Event of Dissolution, in which event any remaining Members shall again elect whether to continue the Company pursuant to this Section 12.01.


      12.02 Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following:
(i) the term of the Company stated in Articles of Organization expires; (ii) if, upon the occurrence of an Event of Dissolution, the remaining Members fail to continue the Company pursuant to Section 11.01; or (iii) all Members vote to dissolve the Company.

      12.03 Method of Winding Up. Upon dissolution of the Company pursuant to Section 12.02, the Company shall immediately commence to liquidate and wind up its affairs. The Members shall continue to share profits and losses during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:


            (a) To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member's withdrawal from the Company or pursuant to a withdrawal of capital; and
            (b) The balance, to Members in accordance with their Capital Accounts. Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

      12.04 Filing Articles of Dissolution. Upon the completion of the distribution of Company Property as provided in Section 12.02, Articles of Dissolution shall be filed as required by the Act, and each member agrees to take whatever action may be advisable or proper to carry out the provisions of this Section.

      12.05 Return of Capital. The return of Capital Contributions shall be made solely from Company Property.


                         ARTICLE XIII

                Amendment of Agreement; Meetings

      13.01 Amendments. Unless and until there shall have occurred an Event of Default, all amendments to this Agreement shall require the unanimous consent of the Members. Upon the occurrence of an Event of Default, all amendments to this Agreement may be effected by a Majority Vote of the Members, subject to the provisions of Section 13.02.

      13.02 Limitations on Amendments. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may without the unanimous approval of all Members (i) enlarge the obligations of any Member under this Agreement or (ii) amend this Section 13.02 or Section 13.01.

      13.03 Meetings. Meetings may be called by any Member, by giving at least five (5) business days prior notice of the time, place and purpose of the meeting to all Members. Special meetings for the purpose of approval of a transfer of a Member may be held only on the 1st or 15th day of the month, or if either of these days falls on a Saturday, Sunday, or legal Holiday, on the first day thereafter.

      13.04. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five days, a notice of the adjourned meeting shall be given in accordance with this Section 13.04.

      13.05. Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

      13.06 Quorum. The holders of a majority of the Voting Rights, represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Voting Rights of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved, except as provided in Section 13.04.

      13.07 Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by all Members.


                           ARTICLE XIV

                       General Provisions

      14.01 Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail to the Member. Any notice, payment, or report to be given or sent to a Member hereunder shall be deemed conclusively to have been given or sent, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

      14.02 Captions. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

      14.03 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

      14.04 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

      14.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assignees.

      14.06 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

      14.07 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

      14.08 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

      14.09 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws.

      14.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

      14.11 Conveyances. All of the assets of the Company shall be held in the name of the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient when signed by a Manager.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ______ day of ______________, 199 .

                                                MEMBERS:

                                                ______________________________
                                                RICHARD H. SMITH


                                                DENNIS J. LOUDERMILK

                                                RIKA MANAGEMENT COMPANY,
                                                L.L.C.


                                                By:
                                                Richard H. Smith, Manager

                                                PUBLIC SERVICE COMPANY
                                                OF OKLAHOMA


                                                By:___________________________

                                                Title:________________________